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                                                                   Exhibit 10.17
                   Financial Property Lease Contract no. 21136

                                     between

ING Lease (Italia) S.p.A. with registered offices in Bolzano, Corso Italia 13 and administrative headquarters in Brescia, Via Rodi 17/19, share capital L. 10,000,000,000, registered in the Companies Register of the Court of Bolzano, Fiscal Code no. 03322380175, VAT number 01586440214, henceforth also called ""Lessor"

                                      and

the company VILLA SISTEMI MEDICALI S.p.A., Fiscal Code and VAT number 10022080153, registered offices in Via Delle Azalee no. 3 in Buccinasco (MI) henceforth also called "User", in the person of its legal representative AMMENDOLA CARMELO GIUSEPPE born in Reggio Calabria (RC) on 25/05/47 in his capacity as Managing Director, who declares, assuming every personal responsibility for said declaration, that he retains all the necessary powers for signing this contract.

WHEREAS:

- the User has asked ING Lease (Italia) S.p.A. to receive a property on a financial lease basis, with the intention of using said property for its activity, attributing to him, upon payment of a periodic amount, a personal and exclusive right to use the property for a certain period, and assuming every responsibility risk and care concerning the same and every connected right and obligation, with the right to purchase the property at the end of the regularly executed relationship, if, on the other hand, he does not opt for terminating the same or if the same is not renewed at the conditions agreed;

- the Lessor is a leasing company that exclusively performs financial leasing;

- the User has identified the property, described in greater detail in schedule "A" that forms an integral and essential part of this contract:

- the Lessor has committed itself to purchasing the property mentioned above with a notarial act and the User has committed itself to reimbursing all the costs incurred by ING Lease (Italia) S.p.A. for the purchase of said property;

- the User has ascertained that the promised property is free of persons and things, constraints, registrations or transcriptions and liens and that the seller has full and quiet disposal of it;

- if the declaration made above should not be true, this may give grounds for the termination of this contract; the User shall, in any case, be responsible for the effects and the Lessor will be exonerated from any responsibility relating to such a situation;

- explicitly exonerating the Lessor from any responsibility, the User declares that the property will be set up and that it is authorized for industrial use; in virtue of licenses and authorizations and specific town-planning regulations issued by the Municipality or, in any case, by the competent authority;

- the User has explicitly asked the Lessor to be able to have use of the property through a financial property lease contract;

- that in selecting and identifying the property, the User declares, with unconditioned promise, that the works carried out or to be carried out on it, and that are built or are to be built, have not given rise nor will give rise to breaches of any regulations, right or existing legitimate interest in favor of third parties, even as far as the protection of so-called intangible assets, the result of intellectual creation (such as, amongst others, patents, utility models, etc) are concerned and the discipline of competition, with regard therefore to projects, building techniques, special plants, installation procedures and in general everything connected to the assets;

- the User is well aware of and approves the conditions according to which, on the basis of negotiations carried out up until this time, ING Lease (Italia) S.p.A. will be able to purchase the property;

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- the User has already familiarized itself, through concise notices and analyses prepared by the Lessor under law no. 154 of 17th February 1992 (the so-called transparency law) of the general conditions practiced by the Lessor with its own clientele and has verified observance of the conditions applied to this contract;

on the basis of these conditions and information on the juridical, economic and patrimonial situation, supplied by the user, THE FOLLOWING IS AGREED:

A) PREMISE

The parties confirm the above premise that constitutes an integral and essential part of this contract. The parties shall endeavor to fulfil each performance and supplementary act, in order to make it possible and easy to implement the contract illustrated below and that they stipulate from now.

B) ASSETS THAT ARE THE OBJECT OF THE CONTRACT

ING Lease (Italia) S.p.A. grants on a financial lease basis, to the User, who accepts, the property described in greater detail in schedule "A" under the general conditions of schedule "C" (that constitutes an integral and essential part of this contract).

C) DURATION AND PAYMENT

Duration of the financial lease: 132 months.
Total payment of the financial lease: Lire 7,625,400,000 plus VAT to be paid:

- upon stipulation of this contract Lit. 300,000,000 plus VAT as a payment on signature;

- the remaining amount divided into 132 periodic payments divided up as follows:

    - 12 periodic payments each for the amount of Lire 41,500,000 plus VAT

    - 12 periodic payments each for the amount of Lire 44,200,000 plus VAT

    - 12 periodic payments each for the amount of Lire 45,800,000 plus VAT

    - 36 periodic payments each for the amount of Lire 49,100,000 plus VAT

    - 60 periodic payments each for the amount of Lire 66,330,000 plus VAT to be paid monthly starting from the first day of the month following the property's deed of purchase.

The financial lease payment has been agreed on the basis of the basic cost to be incurred by the Lessor for purchasing the property and/or property complex estimated at Lire 6,000,000,000 plus VAT.

The financial lease payment is indexed to the "EURIBOR" rate - Euro Interbanking 3 months letter, as in schedule "B", that forms an integral and essential part of this contract.

Method of payment of periodic payments:

- permanent bank transfer order for the first periodic payment

- RID (electronic bank debit) for remaining payments

Bank chosen by the User: Banca Commerciale Italiana - Corsico Agency account no. 6430751 01 08

D) LACK OF PERMITS AND/OR AUTHORIZATION, VARIATIONS, DELAYS, EXTRA CHARGES AND COSTS

If, for any reason whatsoever, the authorizations, licenses and permits necessary for using the property for the usage envisaged in the premises should not be obtained or, at a later date, repealed and/or cancelled, the Lessor will be released, by explicit agreement between the parties, from any obligation resulting from stipulation of this contract and will be entitled to withhold any sum, received for any reason from the User, that, from this time, he undertakes to:

- succeed in contractual relations;

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- pay in cash following the request of the Lessor any amount paid by the latter and/or to be paid for any reason in relation to the properties that are the object of this contract;

all of the above plus the management expenses incurred and interests calculated at the rate agreed in point F) below for overdue interest, for the period between the time of the individual payments until they are reimbursed by the User. Still holding good reimbursement of any further charge, cost and expenses in addition to compensation for further damages. After collecting the above, the Lessor will transfer every right and/or claim relating to the property to the User.

E) PRICE FOR PURCHASE OF ASSETS ON EXPIRY OF CONTRACT

The price for purchase of the assets, that may be exercised according to the provisions of the general conditions, is established at Lire 1,500,000,000 plus tax.

F) OVERDUE INTEREST, INTEREST RATE FOR INDEXING AND ACCESSORY CHARGES

Overdue interest: 10 points over the current ABI prime rate, applied for the whole period of the delayed payment, starting from the date of each individual deadline until the time of the relative payment.

Interest rate for indexing: Contracts expressed in currencies belonging to the EMU area: EURIBOR rate - Euro Interbanking 3 months letter in force at the time the contract is stipulated minus two percentage points. Contracts index-linked to foreign currencies not belonging to the EMU area: Interbanking rate 3 months letter on Euro-currencies, in force at the time the contract is stipulated minus two percentage points, for the main banking operators published in the Sole 24 Ore.

Other accessory charges and general applicable conditions (net of VAT):

Administrative expenses and valuation:    Lire 1,500,000 to be signed on
                                          signature of this contract
Costs for collecting each RID:            Lire 5,000
Costs for each communication:             Lire 50,000
Costs for return of dishonored payment:   Lit. 50,000
Costs for managing fines and sanctions    Lit. 100,000 plus re-debit of the same
Costs for changing bank debit details:    Lit. 30,000


Where not explicitly indicated, the general conditions published in the information sheets sent to the clients, in force on the date this contract is signed, will be applied.

The costs mentioned above and any others indicated in the contract or in the relative additional agreements, equivalent to those currently published in the special information notices sent to the clients, must be understood throughout the contract as modified to comply with the amounts which, at the time of their applicability, will be indicated in the above-mentioned notices.

The Lessor reserves the right to ask the User for further costs, that cannot be quantified today, for special fulfillments not envisaged in the contract and that might be agreed with the User further to an explicit request made by the same, or resulting from legal or administrative provisions.

SCHEDULE "A": description of property       IN PARTIAL DEROGATION OF THAT INDICATED
SCHEDULE "B": index-linking of payments     IN THE SPECIAL CONDITIONS IT IS ESTABLISHED
SCHEDULE "C": general conditions            THAT THE PERIODIC PAYMENTS START FROM 15/04/2000

Brescia, 30th March 2000

                                                /s/ Ammendola Carmelo Giuseppe
          ING Lease (Italia) S.p.A.                     THE USER

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Schedule "A" to the Financial property lease contract no. 21136

Supplier: VILLA E C. S.R.L. - Viale Vittorio Veneto, 6 - 20100 Milan (MI) - VAT no. 00857710156

                              DESCRIPTION OF ASSET

In the Municipality of Buccinasco (MI), Via delle Azalee, 3, portion of property equipped with area in exclusive usage composed of:

- factory building located on the ground floor of approx. 4900 m2.

- building containing changing rooms, canteen and offices located on the ground floor measuring a total of approx. 580 m2

- offices on first floor measuring approx. 470 m2

- arcade of about 247 m2

The whole building is illustrated in the Nuovo Catasto Edilizio Urbano (New Cadastral Building Register) of said Municipality under lot 1006362, sheet 15, map 175, subsection 1, Via delle Azalee, Category D/1, yield 80,680,000.

Supplier: VARIOUS SUPPLIERS

                            DESCRIPTION OF THE ASSET

Re-modernization works

ING. Lease (Italia) S.p.A.                              THE USER

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Schedule "B" to the Financial property lease contract no. 21136

    INDEX-LINKING OF PAYMENTS AT "EURIBOR" - EURO INTERBANKING 3-MONTH LETTER


The amount of the periodic payment envisaged by the contract will be modified according to the trend in the cost of money during the period of the contract.

The EURO INTERBANKING - 3-MONTHS LETTER, EURIBOR quotation, referred to at a specific date, as quoted, with value date on the date of recording, and published in "IL Sole 24 Ore" will be taken as the parameter for calculating the cost of money. Should there be no publication, or if such a publication should be clearly wrong, the first available quotation prior to this date will be used as long as it is not earlier than 7 days.

In the event of total non-availability of a quotation of the parameter, the last available quotation will be used. If this non-availability should last for more than one quarter, ING Lease (Italia) S.p.A. will ask a "super partes" authority to index-link an alternative parameter and will also ask for the rules for using such a parameter in order to safeguard the spirit and economic validity of that provided by this schedule.

The User shall, now as then, accept anything that may be established in compliance with the procedure defined above.

The extent of the adjustment made to the periodic payment will be established as follows:

- the "EURIBOR" - Euro Interbanking 3-months letter rate, equal to 3.80% (three point eighty per cent) established on common accord is assumed as the base index. This base index is agreed between the parties irrespective of today's quotation of such a type of pre-selected rate since it is the reference parameter used for formulating the financial schedule of the contract;

- for the sole purposes of calculating the extent of the adjustment to the payment, the term "residual capital" refers to residual capital, calculated according to the so-called "French method", of a loan that has the same duration as this contract, with identical reimbursements and deadlines as the periodic payments stipulated in this contract (to this end the purchase option is considered the equivalent of one payment), and having as allocated capital the difference between the value of the assets that are the object of this contract and the payment made at signature;

- the amount of the adjustment of each periodic payment will be calculated by multiplying the average residual capital existing in the period prior to the adjustment by the average difference, weighted for the period in question, between the base index and the value of the EURIBOR - Euro Interbanking 3 month letter rate of interest during the period;

The algebraic sum of the adjustments will be invoiced at the end of each calendar quarter, with 30-day payment deadlines. After the payment deadline, overdue interest will be applied at the rate stipulated in this contract.

In the event of a credit, ING Lease (Italia) S.p.A. will issue a credit note and, if the User does not owe other amounts, him will remit the adjustment by bank transfer within 30 (thirty) days.

No debits or credits will be issued for amounts of less than Lire 50,000; such amounts will be carried forward and invoiced only when the total minimum limit of Lire 50,000 is exceeded, or at the end of the contract.

ING Lease (Italia) S.p.A.                               THE USER

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           Schedule "C" to Financial property lease contract no. 21136

                               GENERAL CONDITIONS

Art. 1 - GRANTING OF ASSETS AND STARTING DATE

ING Lease (Italia) S.p.A. grants the User, who accepts, at the conditions indicated in the contract, the assets described in the same on a leasing basis. The lease period will start with transfer of the assets that will take place at the same time as the deed of purchase is stipulated. The User is obliged to check at the time of transfer, that will be made in its direct favor, if the assets correspond exactly to those requested and due, and to refer without hesitation to the Lessor, giving its approval, if there are no objective grounds, the soundness of which will be the User's responsibility, that prevent the definition of relations with the seller.

Art. 2 - DURATION, PAYMENT AND CHARGE OF PAYMENTS

The lease contract will have the same duration as that provided in point C) of the contract. When the above-mentioned period expires the lease contract will cease by right, without the need for any cancellation. The total value of the lease, indicated in point C) of the contract, must be paid as indicated in the same point, plus the relative VAT rates, and/or any other tax duty due and collection expenses. In particular, the first periodic payment will be due on the 1st day of the period following the date on which this contract starts. The User must immediately make provisions within the contractual and legal terms, to pay each sum due, pending disputes or litigation between the parties or with third parties. If the User holds more than one obligation, the Lessor will be free to establish to which of these obligations the payments that the User will make should be attributed, including any obligations possibly deriving from different relationships than the current one. The User will give permanent authorization to a financial institution of his choice to debit the amount due to the Lessor to his own account using the RID (electronic bank debit) procedure. However, the Lessor's right to unilaterally decide different payment methods remains. In the case of delays in such payments, it is the unquestionable right of the Lessor to insist that the User pays a daily overdue interest as provided in point F) of this contract, without the need for any further notice of establishing arrears procedures, retaining the right, after a tolerance period of 30 days from maturity of the payment due and maintaining accruement of overdue interest, to cancel the relationship "ipso jure", as well as the others under art. 17 above. The payment does not include costs for water, electricity, sewage, etc. and for connections of the same, that are in any case at the complete charge of the User. It is agreed in any case that the Lessor may never be considered responsible for failed provision of the supplies that are the object of such utilities, whatever the cause may be.

Art. 3 - DISCIPLINE SUMS PAID ON SIGNATURE OF THE CONTRACT

Should execution of the relationship never start, the sums paid by the User at the time of the request shall be credited to him, net of reimbursements due to the Lessor, for example for administration and valuation expenses, at their nominal amount, without any interest or other accessories. Said credit will also include the VAT tax paid by the User, as long as the Lessor is allowed the detraction under the provisions of current law. Given the credit discussed in the previous sub-section, the Lessor's power to withhold, in any case, these sums for credit, or any other in his hand, in compensation, as guarantee for any possible reason, even if referring to obligations that have not yet matured or are outstanding is explicitly recognized and confirmed, until final verification of the same.

Art. 4 - REVISABILITY OF PAYMENT

The criterion in force is that the amount of the payment is compared with the economic-financial cost of the entire operation during the validity of the contract. It is confirmed that the amounts reported in point C) of the contract have been calculated on the basis only of known cost elements or cost elements that can be approximated and indicated as the purchase value in schedule A). All further costs and charges concerning the property, including tax costs, in particular the main and supplementary registration tax and also notary costs, commissions, expenses and any other charges deriving from the payment procedures agreed with the seller, future contingent expenses of any kind, fiscal or not, deriving from events, laws and provisions of any Authority, that have occurred or were initially not considered or known, incurred by the Lessor after stipulation of this document, must be reimbursed by the User to the Lessor itself, as accessory charges, within 10 days of a request being made by the latter; in the event of a delay, the User must pay overdue interests as stipulated in point F) of the contract on these sums, without the need for any injunction.. The costs and charges indicated in the previous sub-section must be understood as including not only every type of tax but also the relative interests, surtaxes and monetary penalties that may be due to the offices of the Finance Administration.

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Art. 5 - ASSUMPTION OF RESPONSIBILITY AND AUTHORIZATION TO ACT

The parties point out, as far as it may be necessary, that, considering the nature of the contract and the principles to which it is subject, the User will not make or be able to enforce, as a result of the explicit waiver made, any action or objection against the Lessor, if any of the following circumstances should occur, even if they should result in failed or reduced enjoyment of the asset for a period of more than one sixth of the duration of the entire relationship whatever the cause may be as long as it is independent of an action of the Lessor (such as person, events, even if by a fortuitous event or force majeure, etc.) and whatever the extent of its consequences, and therefore even if it resulted in the absolute unsuitability of the asset for the use provided by the User:

a) delays in handing over the assets or other non-fulfillments, on the part of the person who has transferred or supplied the assets or associated plants to the Lessor or who has contributed to their construction or manufacture, or by any other third party;

b) irregularity with respect to the building licenses or permits and to building authorizations or permissions to build or to use, or their default;

c) manifestation of obvious or concealed faults in the leased assets, at the beginning or at a later date, faults in construction, quality or functioning;

d) damages, deterioration, destruction (except for that provided for in the article below), the need for maintenance, substitution, repairs, etc;

e) every other case in which the User is unable to dispose of the asset immediately and to use it thereafter for any reason (including therefore strikes, occupation of the building, third party actions or claims, provisions by the Judiciary or Administrative Authorities and for any other reason even if deriving from fortuitous circumstances or acts of God). In such cases and in any other similar case, the obligation to pay the periodic payments will remain in force, as already stipulated, and the other obligations already charged to the User, and the latter will assume, by explicit and essential agreement, every hazard and risk concerning this. All of this irrespective of the implementation of actions to protect the rights concerning the assets, the obligations to return the property to its original condition, maintenance and anything else the User is obliged to do, as established in other articles. This does not effect the power of ING Lease (Italia) S.p.A. to cancel any supply contracts at its exclusive initiative in the event of failed or delayed fulfillment by the supplier, with, in this case, automatic cancellation of the financial property lease contract. Similarly, ING Lease (Italia) S.p.A. reserves the right to cancel, even partially, the supply contract, with automatic partial cancellation of the financial property lease contract, limited to that asset or those assets in relation to which the supply has not been carried out, for any reason, in compliance with all the procedures stipulated in any of its purchase orders or promises. The User declares that the fiscal and other data are those illustrated above and shall immediately inform the Lessor if any changes are made to its own company name or structure, the persons and organs that have the power to represent him, its corporate structure, address and fiscal data (fiscal code/VAT number).

Art. 6 LOSS OF ASSETS

If anything that is the object of the financial lease should be destroyed the contract will be considered to be cancelled effective from that moment. In such a case, the User shall be obliged to exonerate the Lessor, paying him a sum equal to the difference between:

a) the value, indexed to the Rate indicated in point F) of the contract, of the payments that are not yet matured at that time and the price agreed for the sale of the asset at the end of the relationship, plus interests at the same rate as overdue interest from the date on which the contract was cancelled until the date of final settlement. In the case of an index-linked contract, the amount deriving from the indexing adjustment must also be paid.

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b) any amount received by the Lessor as compensation from third parties, plus that possibly obtained from the sale of his property right or any other right of a real nature on that which remains of the property, without prejudice to anything else stipulated, in relation to the hypothesis considered in the previous art. 3. Similarly, each party may withdraw from this relationship, with application, in this case, of the agreements illustrated above, if any other event or circumstance should occur, also including the provisions of any Judicial Authority or Administration that may make it impossible to enjoy the asset. This, however, without prejudice to the Lessor's right to ask for compensation for further damages if the facts mentioned above can be attributed to the responsibility, even objective, of the User, his employees or assignees for any reason. Every sum, asset or performance that the User may obtain from rights enforced for compensation or others, from Public or private Bodies or private individuals, must be directly used, firstly, to satisfy any possibly non-fulfilled obligations that the User may have as a result of the financial property lease contract.

Art. 7 - USE OF ASSETS AND RESULTING RESPONSIBILITIES

For the whole duration of the relationship, the following will be the exclusive responsibility of the User, who must therefore exonerate the Lessor for the same:

- damages and prejudices that, whatever the occasion or reason may be (and therefore, for example, even if caused by construction faults or faults in materials, failure to carry out maintenance and, in any case, fortuitous acts or acts of God, carried out legitimately or illegitimately also by third parties) may occur to persons or things as a result of the leased assets and their usage, up until the time the property is handed over at the end of the contract, subject to any action against third parties;

- responsibilities and costs concerning the leased items (including those for monitoring fulfillment of the obligations that may concern them as far as third parties are concerned) until their return, also in the case of early cancellation:

- responsibilities and costs connected to the use, ordinary and extraordinary maintenance (in its wider sense, therefore including roofs, external and internal parts, windows and doors, plants) safekeeping and conservation of the leased assets, are the sole responsibility of the User who must provide for them with diligence. And this in derogation of any other regulation also entails for the User the obligation to return the property to its original condition in the event of even partial destruction of the assets (except for the intents and purposes of the provisions of article no. 6) the obligation to make the necessary repairs following fortuitous circumstances and acts of God or due to normal wear and tear, as well as the obligation to carry out any other work or modification even if prescribed by future legal or administrative provisions necessary so that the assets may, totally or partially, be used by the User himself. Finally the User will be solely responsible and must exonerate the Lessor from, any costs and contributions concerning the property and its use (such as, for example, for the building and ordinary and extraordinary maintenance of roads and such like), whomever they are due to (and therefore to public administrations, consortia, private bodies etc), and in the same way, for any other responsibility linked to this.

Art. 8 - PREVENTION OF ACCIDENTS

The User confirms that he is well aware of the characteristics of the properties and plants that are the object of the contract, including their compliance with the regulations governing accidents on the work place. Therefore, in every case, he pledges to check, in the future also and, if necessary, to update on his own responsibility and costs, compliance with current or future regulations governing this matter. If updating should entail a change, this must be previously authorized by the Lessor, as under article 9 below, except for cases where actions cannot be objectively deferred, for which notification must be given simultaneously to the Lessor. Equally, the User shall observe and guarantee observance of the regulations issued in this area concerning the use of the assets, assuming the responsibility and cost of obtaining promptly all authorizations and licenses that may be necessary. Also as far as the obligations considered with this article are concerned, the User assumes every direct responsibility, also remaining obliged to exonerate the Lessor from any harmful consequence which, for any reason, may be suffered by him due to failure, by anyone, to observe them.

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Art. 9 - CONSERVATION OF THE ASSETS

The User must keep the assets in a
good state of conservation and functioning and, as far as their nature is concerned, if during the financial lease period any modifications, additions or, in any case, variants, should be made with respect to the current state and extent of the property without the written consent of ING Lease (Italia) S.p.a., the latter, without prejudice to any other right, may claim the elimination, at the cost of the User, and the return of the property to its original state. If the Lessor, again without prejudice to any of his other rights, should prefer to keep the changes mentioned about, these remain acquired by him without giving any entitlement to payments or indemnities of any kind for compensation. The Lessor may always have the assets inspected, to checks observance of all the obligations assumed today (or that may be assumed in the future) by the User, without the need for any particular formalities or prior notice. If requested, the User must exhibit any appropriate documentation. The User must give immediate notification to the Lessor, in a registered letter, of the establishment (and the co-related immediate declaration to the builder or other responsible body) of faults in the leased assets, lack of quality, operating faults in plants or such like, and also of irregular deterioration, damage, destruction of material or any damages suffered; and also of any damage or accident suffered by third parties as a result of the things themselves or their usage, and finally, any claim from third parties about which it may be aware. And in general, as far as the leased assets and their usage are concerned, the User must inform the Lessor immediately of any other act or event that may cause any inconvenience to him, even if limited only to the Lessor himself.

Art 10. - PROTECTION AND RIGHTS CONCERNING THE ASSETS

It is always agreed that the User, in protection of any other interest also if in common with the Lessor, must take and cultivate every appropriate initiative, on his own behalf and at his own responsibility and cost, even in court, so that the rights or reasons that have as their object the leased assets, their availability and enjoyment, or deriving initially from the use of them, are protected immediately with regard to any third party; nor may the User ask that the Lessor be responsible for this. This, on condition that the User, by law or as a result of negotiations reached with anyone, has the power to exercise the same right directly for any reason. If he should not have said power, but if ING Lease (Italia) S.p.A. should grant him it by proxy or any other negotiation, these obligations will remain equally the responsibility of the User. It is pointed out, however, as far as the User is concerned, that he may not assume without the intervention or the consent of the Lessor, attitudes or promote actions in or out of court that may reflect on the integrity and range of the rights on the leased asset, their content and the extent of the assets themselves. The User must keep the Lessor informed about any other activity carried out immediately. The above is agreed with reference to any fact, act or event, even if it started prior to this contract; i.e. with regard, amongst other things, to any right connected to the purchase of the assets, their construction and transfer even if already carried out, by the builders and vendors, to inspections, rights deriving from any faults, lack of quality, operating defects in the plants (with the obligation to make the relative declarations within the prescribed times), to actions to be carried out further to damages or, in any case, prejudices to the assets and to the rights and reasons linked to them, and with regard, finally, again as an example, to the defense against claims from third parties about damages about which they complain whose actual or claimed origin can be connected in any case to the assets and their use. With regard to the situation considered above, the Lessor keeps the right to take any autonomous or non-autonomous action on his own behalf. The parties agree that where, as a result of non-fulfillment on the part of the User or a lack of power on the part of the latter, the Lessor carries out at his own responsibility and cost any of the activities mentioned now instead of the User, the relative cost must be charged to the latter.

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Art. 11 - TRANSFER OF THE CONTRACT

The User may not transfer this contract, even if the company is sold/transferred, without the written consent of the Lessor. In any case, the User remains responsible, as far as the Lessor is concerned, jointly with the transferee, for non-fulfillment of the obligations deriving from this contract. He must also, immediately warn the Lessor, in a registered letter, if any changes take place in his own company name or in the persons or organs that have the power to represent it. Moreover, the assets may not be given in enjoyment or granted to third parties for any reason. The Lessor may cede the contract and all or part of the rights deriving from it, notifying the User who accepts from this time.

Art. 12 - USAGE

The leased assets must be used by the User exclusively for carrying out his own business. The User declares that he is authorized to carry out such usage by virtue of municipality licenses and authorizations and in relation to specific town-planning regulations or regulations, in any case, issued by the competent authorities and the current condominium regulations. This usage may not be even partially changed without the written consent of the Lessor.

Art. 13 - RENEWAL, EXTENSION OF THE CONTRACT

Once the contract has reached its agreed expiry date, it may be renewed by appropriate negotiations based on the agreements and conditions that will be indicated in a new financial lease contract the criteria of which will be established in relation to the financial conditions in force at that time; as an alternative to the above, the parties also agree the possibility of an extension to the contract at the same conditions, except for the installment payments that will be established, in this case also, in relation to the financial conditions in force at that time.

Art. 14 - DEFAULT OF PURCHASE OPTION

At the end of the relationship, also in the case of early cancellations, the leased assets must be returned to the Lessor, unoccupied by people or things, in good maintenance condition, except for deterioration caused by normal wear and tear, and in such conditions that they may be used immediately. The parties also agree that, as an alternative to that provided above, the User, having reached the end of this relationship, and on condition that this has been carried out fully in a regular manner, will have the option to purchase the assets, subject to a payment, in all cases, by the User himself, of the sum indicated as the "Price for possible purchase of the assets at expiry of the contract " under point E) of the contract, plus taxes. In order to be able to exercise this option, the User must notify his intention to the Lessor in a registered letter with return receipt, that must arrive, under penalty of nullity, at least 60 days before expiry of the contract or its extension. It is stated that, irrespective of sending the notification above, the relationship will be cancelled only with full payment, within the stipulated deadlines, of the indicated sum. If this payment reaches the Lessor, fully or partially, beyond the above-mentioned deadline, the same will have the option to withhold the sum received, including that part of it possibly paid before the contract expired, as payment of future financial lease fees and other payments of any kind that are the responsibility of the User. The contracting parties must reach the necessary agreements for transferring the ownership right to the User within 90 days of the final deadline of the financial lease stipulated in the contract. If the purchase option is exercised, the relative deed of sale will be stipulated, with costs charged to the User, with the Notary indicated by the Lessor. Before such negotiations, the ownership right must result free from any real constraints, that do not exist at the time the Lessor became its holder, or registered at a later date in agreement between the Lessor and User or imposed by legal obligations.

Art. 15 - ENCUMBRANCES LINKED WITH THE CONTRACT

All expenses, and any charges and depreciation of any kind and nature, even fiscal, that result, for any reason or occasion, from the formation of this relationship and its execution, will be charged exclusively to the User, who must exonerate the Lessor, at first request, without prejudice to the latter's right to add the relative amounts to the rental fees as provided in article no.
5. The charges resulting from the established relationship, assumed by the User, also include any real taxes, including ICI (Municipality Property Tax) and any other property tax charged to the owner that may be due on the asset composed of the assets that are the object of the financial lease, as long as the attribution of the relative charge to third parties is not forbidden by law, as well as all expenses and dues deriving from the acts relating not only to the act of purchase or to that of the financial lease, but also to acts that may occur if, at the end of the relationship, the assets are transferred in favor of the User, according to the option given to him, including, therefore the registration tax due, principally, complementarily and supplementally.

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Art. 16 - INSURANCE COVERAGE

The User shall insure the property at his own expense, giving the Lessor copies of the policies and the relative constraints, starting from the date of stipulation of the notarial sale deed, with an Insurance company that meets the approval of the Lessor, for civil liability and third party claim risks with a maximum sum insurable of L. 3,000,000,000 and risks of fire and all other material damage (lightening, explosions, blasts, aircraft crashes, fraud and gross negligence, negligence on the part of the insured, smoke, water mains, electrical phenomena, hurricanes, storms, tornadoes, snow, floods, etc). The policies will be stipulated by the User in his own name, but on behalf of the entitled person, under article 1891 of the C.C. and with the obligation in favor of the Lessor for the sums corresponding to the actual reconstruction cost. All the policies must be kept valid and efficacious for the whole duration of the leasing contract, and the User shall send the Lessor a copy of receipts within the expiry deadline of the premiums. Failing this, the Lessor will have the right to take the place of the User as far as payment of the premiums due is concerned, and the User will be obliged to reimburse the Lessor the expenses he has incurred within ten days. Should the User consider, at any time, that the insurance coverage does not offer sufficient or complete protection with respect to the risks to which the asset may be exposed, or may suffer, and their relative extent, he may widen insurance coverage increasing the maximum sums insurable of the already existing policies or stipulating another or other policies, with respect to which, the same rules agreed herein will be valid between the parties, giving written notification of this to the Lessor. The User declares from this moment that he has assumed all his obligations and that in the future he will observe the conduct that the law and general and special policy conditions consider to be the responsibility of the contracting party. This applies, especially, for anything concerning the immediacy, form and content of any declarations or communications sent to the Insurance Company, and the fulfillment of all the various services and operations, concerning even indirectly the ensured body and anything else that may condition the right to indemnity and payment of the same. The User, when requested, will also assume the same commitment with regard to the Insurance Company, in the ways and terms that the latter will notify to the former. In spite of the agreed insurance coverage the User will remain responsible in any verifiable hypothesis for all damages and that part of them, actually suffered by the Lessor, that, for any reason (therefore also due to the application of deductibles and any other article stipulated in the insurance conditions) were not reimbursed or completely reimbursed by the Insurance Company. Considering the complete assumption of risks by the User with regard to the Lessor, and the specific obligations deriving from them, it is confirmed that the indemnities paid by the Insurance Company to the Lessors shall be credited to the User, net of the costs sustained and without interests, subject to suitable demonstration by the latter that he has regularly fulfilled the obligations charged to him under the contract in relation to the event to which the indemnities refer, in particular, amongst others, those under articles 6 and 7. As far as necessary, we state finally that the Lessor will have the option of withholding the sums mentioned above in even partial payment or guarantee of any credit.

Art. 17 - DEFEASANCE CLAUSE AND COMPENSATION FOR DAMAGES

If the User fails to fulfil the obligations deriving from articles 2, 8, 10, 11 and 16 fully and immediately and, i.e., also if non-fulfillment should concern even only one of the relationships governed by this document, the Lessor will be entitled to decide by right, and therefore with immediate effect, to terminate the relationship, as in art. 1456 C.C., by sending a declaration to the User by registered mail. The Lessor will also be entitled to terminate the contract in advance, again by means of a communication sent by registered mail and without the need to initiate arrears proceedings against the User in the following cases:

- start of insolvency procedures against the User or termination of his business;

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- discovery by the Lessor, after stipulation of the contract, of a reason that justifies termination of the contract to purchase the assets concluded with the vendor.

All of this, however, without prejudice to any other right attributed by the law in cases of non-fulfillment (enforcement, prior invitation to perform, etc.). In all cases, the User will have to return the assets that are the object of this contract to the Lessor immediately, together with every accessory and appurtenance in the way, place and terms indicated by the latter. Failure to do so will authorize the Lessor to enter or send persons appointed by him into the property that is the object of the contract; the User gives up his right from now to make any objections or pleas to the contrary. The User will also have to pay immediately any sum that has accrued at his charge for outstanding payments, overdue interests, expenses, etc. up to the date on which the assets are returned. These sums, together with any other amount paid for any reason by the User, will be acquired definitely by the Lessor, also as a penalty. It will also be the Lessors right to decide at his own discretion whether to claim from the User also compensation for further damages. The amount of these damages, barring further emergencies, will be established by calculating the current value, at the interest rate for indexing indicated in point F) of the contract, of all of the remaining contractual amount to be paid by the User, plus the amount indicated in the contract for exercising the final right of option to purchase the assets and minus the amount the Lessor has obtained, net of all costs incurred, from the sale of the assets or for insurance indemnities or compensation from third parties. In the event of a different utilization of the property, the "cadastral value" will be deducted, again net of incurred costs. In the case of an indexed contract, the amount deriving from the indexation adjustment must also be acknowledged. Finally, the parties agree that if this contract should be terminated before the asset that is its object is handed over, for any reason whatsoever, the User will be obliged to exonerate the Lessor from any charge incurred by the latter, paying him, amongst others, the full amount of advances he may have paid the vendor, plus interests calculated at the RIBOR 3 months letter rate plus 3 points, to be calculated from the date of payment until the time the amount is repaid. Once he has received this reimbursement, the Lessor will transfer to the User, his relative rights towards anyone, if and to the extent at which they exist and can still be exercised, and without providing any guarantee or assuming any responsibility with regard to this.

Art. 18 - EXPIRY OF TIME LIMIT

In the event of: - failure by the User to pay more than one periodic payment of the financial lease, or only one payment that is more than the eighth part of the total amount of the financial lease; the start of insolvency procedures, executive procedures, preventive proceedings, judicial mortgages at the charge of the User, decrease in the guarantees given or failure to provide the guarantees promised at the time this contract is stipulated:

Without prejudice to his right to declare the contract terminated in compliance with art. 18 above with the appropriate notification sent by registered mail with return receipt, the Lessor will be entitled to declare that the time limit to which the User is entitled has expired and to demand immediate payment of the periodic expiring payments, indexed to the rate indicated in the special conditions, and the price agreed for the purchase option, plus any periodic payments that have expired or are outstanding at the date of the declaration of the expiry of the time limit together with the relative overdue interests and overdue charges. Once the amounts mentioned above have been paid, the Lessor will transfer ownership of the asset that is the object of the contract to the User.

The Lessor, however, remains entitled to terminate the contract, even after the declaration of the expiry of the time limit, in the event of failure to pay the sum indicated in this declaration.

Art. 19 - NOTIFICATION TO DATABASES

The User explicitly confirms that he is aware of, and where necessary confirms his own agreement, that the Lessor may notify information and data concerning the User himself, this contract and the subsequent execution of the relationship established today to Databases and Risks Offices to which ING Lease (Italia) S.p.A. considers itself to belong.

Art. 20 - COMPETENT COURT

Any dispute connected to or deriving from the contract will be settled before the competence of the Court of Brescia, with the exclusion of any other court. If the Lessor is the plaintiff, he may, at his own discretion, appeal alternatively to the magistrate of the place where he has even a subsidiary office or the residence of the defendant, with the exclusion of any other. Any changes to this contract must be made in writing.

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Art. 21 - INEFFICACY OF THE PURCHASE

The User who has negotiated the purchase of the asset, declares that the agreed price is in line with market values and that the supplier is not in a state of insolvency and that therefore there are no premises for an annulment action under art. 2901 C.C. and subsequent articles or under art. 62 L.F. If an annulment action should be moved against the sale or the payment that took place between the Lessor and the Supplier, the User declares from now that he will assume all charges and expenses related to opposing said action. If, at the end of such an action, the negotiation should be declared invalid, the User shall pay the Lessor in cash, as compensation for damages, the value of the purchase option plus the sum corresponding to the current value of future payments, still holding good regular payment of those amounts that have already matured or will mature at the contractual indexing interest rate. On his part the Lessor shall reimburse, after the above-mentioned payment has been made, any sums that he may be paid further to the return of the asset following such an action. The above applies, mutatis mutandis, if the Lessor proceeds with purchasing properties located in neighboring areas or areas subject to the State protection constraint under law no. 1089 of 1st June 1939, for which authorization from the competent Military or civil Authorities is necessary, but had not yet been obtained at the time the purchase was made.

Art. 22 BUSINESS ACTIVITY SERVICES

ING Lease (Italia) S.p.A. declares for all legal purposes that the services covered by this contract are provided as part of its business activity (art. 4 DPR of 16.10.1972 no. 633) and that therefore, for the purposes of art. 1 of the above-mentioned decree, it is subject to value added tax.

Art. 23 - EXCLUSION OF INTERPRETATION BY ANALOGY

Articles 1373 C.C. (unilateral withdrawal) - 1526 C.C. (termination of the contract) - 1578 C.C. (faults of the leased thing) - 1579 C.C. (conventional limitations of responsibility) - 1584 C.C. (Lessee's rights in the event of repairs) - 1617 C.C. (Lessor's obligations) - 1621 C.C. (repairs) - 1622 C.C. (losses caused by repairs) - 1627 C.C. (death of the tenant) will not be applied to this contract even by analogy.

ING Lease (Italia) S.p.A.       THE USER

For the effects and purposes of articles 1341 and 1342 of the C.C. the provisions of the following clauses are specifically approved:

2 - (payment and charge of payments)

3 - (discipline sums paid on signature of the contract);

4 - (revisability of payment);

5 - (waiver of exceptions and assumption by the User of risks deriving from loss of assets, damage, termination of the relationship and compensation at the charge of the User),

7 - (assumption by the User of risks for damages and for third party obligations; care, maintenance and costs relating to the leased assets);

8 - (prevention of accidents);

10 - (protection and rights concerning the leased assets);

11 - (ban on transfer etc.);

13 - (renewal, extension of the contract);

14 - (default of purchase option);

15 - (assumption of encumbrances linked with the contract);

16 - (obligations relating to insurance coverage);

17 - (defeasance clause, penalty and compensation for damages);

18 - (Expiry of time limit);

20 - (Competent Court);

21 - (inefficacy of the purchase);




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23 - (Exclusion of interpretation by analogy):

                                                  /s/ Ammendola Carmelo Giuseppe
Brescia           30th March 2000                 THE USER